Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations for the Quarter Ended March 31, 2016
May 20, 2016
To Holders of Contingent Value Obligations:
Overview
There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy or the Company) and Florida Progress Corporation share exchange on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued. As of May 20, 2016, Progress Energy has repurchased and holds 83.4 million of the outstanding CVOs.
Each CVO represents the right of the holder to receive contingent payments, based on the net after-tax cash flow generated by the synthetic fuels plants previously owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC and Sandy River LLC (the Earthco plants). Qualifying synthetic fuels plants entitled their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuels produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50 percent of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. The synthetic fuels tax credit program expired on December 31, 2007, and all operations ceased.
As disclosed in previous reports, some tax credits generated by the Earthco plants in the years 2001 through 2007 were not realized or included in net after-tax cash flows for those years and are available to be realized in the future. CVO holders may be entitled to receive payments related to those carry forward tax credits, in addition to payments related to net after-tax cash flows. If any of these carry forward tax credits are realized, CVO holders will receive payments equal to 50 percent of the following amount: realized carry forward tax credits minus any amount by which net after-tax cash flow for the year in which they were generated was less than $80 million.
Upon the disposition of any interest in the Earthco plants to a third party prior to 2008, CVO holders may be entitled to share the cash proceeds received by the Company from the third party. The CVO holders’ share of such disposition proceeds is based upon the CVO holders’ share of net after-tax cash flows generated in the years prior to the disposition.
All payments are first deposited with the CVO trustee (Trustee) in accordance with the legal documents governing the CVOs (the CVO Agreement). Net after-tax cash flow and carry forward credit payments will not generally be made to CVO holders until audit matters are resolved for the years of the tax returns in which the tax credits giving rise to the payments are realized. The Company cannot predict when the tax credits previously generated will be realized or when the audit matters for the tax return years in which tax credits are realized will be resolved. Based on past tax audit experience, the Company’s tax audits could take many years to resolve. Disposition proceeds payments will not generally be made to CVO holders until the termination of all indemnity obligations under the purchase and sale agreement related to the disposition.
For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other noncash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax benefits realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in income taxes for the year.
This is only an overview of the terms of the CVOs. The CVO Agreement contains significant additional information, including information concerning the realization of tax credits carried forward and payments of disposition proceeds.

Summary of Net After-Tax Cash Flows, Carry Forward Tax Credits and Deposits
The net after-tax cash flow and tax credits carried forward for the years 2001 through 2007 and the deposits with the Trustee were as follows:

(in millions)
Operation Year	Net after-tax cash flow(a)	Tax credits carried forward past 2007 and realized after 2007	Remaining tax credits generated but not included in net after-tax cash flow and not yet realized	Deposits with Trustee
2001	$(0.8)	$—	$116.4	$—
2002	3.2	—	94.6	—
2003	79.6	—	90.1	—
2004	71.0	—	55.5	4.7 (b)
2005	(43.2)	—	80.5	—
2006	64.0	—	—	—
2007	(90.0)	—	—	—
Disposition of Ceredo Synfuel LLC	N/A	N/A	N/A	6.3 (c)
(a) The amounts of net after-tax cash flows for the years 2001 through 2007 generally should remain unchanged due to resolution of the Company’s tax audits for those years. However, there are circumstances where the Company can file an amended return that can carry back into certain closed audit years.
(b) Deposited December 14, 2007, including interest. Excess deposits may be refunded from the trust based upon resolution of final adjustments to the 2004 tax return.
(c) Deposited June 11, 2008, including interest.
Realization of Carry Forward Tax Credits
For the Tax Year 2015, the Company estimates that it will not realize any tax credits generated in the Operation Years 2001 through 2007. The amount of realized tax credits is an estimate and is dependent on, among other things, the Company’s taxable income for the entire year. The actual amount of tax credits realized for the Tax Year 2015 may ultimately vary substantially from this amount.
Allocable Expenses
In accordance with the CVO Agreement, the Company will be reimbursed for its “allocable expenses,” which include (1) certain fees and expenses related to the maintenance of the trust; (2) costs related to the administration of the CVOs; and (3) the CVO holders’ share of the Company’s tax administration, audit or controversy expense related to the Earthco plants. The payments made to CVO holders will be reduced by the amount of these expenses.
Material Developments as of May 20, 2016
Merger
On July 2, 2012, Progress Energy consummated the merger with Duke Energy Corporation (Duke Energy) and became, and will continue as, a direct wholly owned subsidiary of Duke Energy. Certain substantial changes in ownership of Progress Energy, including the merger, can impact the timing of the utilization of tax credit carry forwards.
Disposition of Ceredo Synfuel LLC
In March 2007, the Company sold its 100 percent partnership interest in Ceredo Synfuel LLC (Ceredo), which was one of the Earthco plants, to a third-party buyer. In addition, the Company entered into an agreement to operate Ceredo on behalf of the buyer. At closing, the Company received cash proceeds of $10 million and a nonrecourse note receivable of $54 million. Payments on the note were received as Ceredo produced and sold qualified coal-based solid synthetic fuels during 2007. The Company received payments on the note related to 2007 production of $49 million in 2007 and $5 million in 2008. A purchase price adjustment pursuant to the terms of the purchase and sale agreement and other adjustments to proceeds not related to the sale of the partnership interest in Ceredo resulted in total cash proceeds of $44 million. Pursuant to the terms of the purchase and sale agreement, the Company will indemnify the buyer against certain losses, including, but not limited to, losses arising from the disallowance of synthetic fuels tax credits. Based upon the cash proceeds received by the Company, the CVO holders’ share of disposition proceeds of approximately $6 million, excluding interest, was deposited with the Trustee in the second quarter of 2008. Disposition proceeds payments will not generally be made to CVO holders until the termination of all indemnity obligations under the purchase and sale agreement related to the disposition.
Tax Credits
Legislation enacted in 2005 redesignated the Section 29 tax credit as a general business credit under Section 45K of the Code (Section 45K) effective January 1, 2006. The previous amount of Section 29 tax credits that the Company was allowed to claim in any calendar year through December 31, 2005, was limited by the amount of its regular federal income tax liability. Section 29 tax credit amounts allowed but not utilized are carried forward indefinitely as deferred alternative minimum tax credits. The redesignation of Section 29 tax credits generated after January 1, 2006, as Section 45K general business credits removed the regular federal income tax liability limit on synthetic fuels production and subjects the tax credits to a one-year carry back and 20-year carry forward period. In accordance with IRS ordering rules, general business credits are utilized prior to deferred alternative minimum tax credits.
Carry Back of Tax Credits
At the time when the CVOs were issued, the synthetic fuels tax credits were designated as Section 29 tax credits and, as such, unused synthetic fuels tax credits could only be carried forward as deferred alternative minimum tax credits for use in future years. The redesignation of Section 29 tax credits as Section 45K general business credits subjects the tax credits generated on or after January 1, 2006, to a one-year carry back period prior to a 20-year carry forward period. This unanticipated change in the nature of the tax credits may result in the Company’s synthetic fuels tax credits being utilized and realized in a manner that is different from the utilization and realization expected when the CVOs were issued.
For example, Section 45K tax credits generated in 2007 would first be realized in 2007. Any unused Section 45K tax credits generated in 2007 would then be carried back one year and realized in 2006. If any Section 45K tax credits generated in 2007 remain unused, they will then be carried forward for up to 20 years until fully realized. Under the carry forward rules applicable when the CVOs were issued, tax credits generated in 2007 would first be used in 2007 and any unused tax credits would be carried forward as deferred alternative minimum tax credits to be used in future years.
Given that when the CVOs were issued, unused Section 29 tax credits could only be carried forward, not back, the CVO Agreement does not address how a carry back of unused Section 45K tax credits should be handled. Thus, there is no provision in the CVO Agreement that provides for the 2006 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, carried back one year and realized in 2006. Similarly, there is no provision in the CVO Agreement that allows for the 2007 net after-tax cash flow to be increased by unused Section 45K tax credits generated in 2007, which are carried back one year and realized in 2006.
Although the CVO Agreement did not contemplate carry backs of the synthetic fuels tax credits, it does provide that tax credits realized during an Operation Year (i.e., the years 2001 through 2007) would be applied to the net after-tax cash flow of the year in which they are realized, regardless of the year in which they are generated. Accordingly, the Company believes that Section 45K tax credits generated in one Operation Year and carried back and realized in a previous Operation Year should be included in the net after-tax cash flow of the Operation Year in which they are realized.
Supplemental Information
Where can I find a current market value of the CVOs?
CVOs are traded on the OTC Markets. To obtain a value, contact your broker or visit otcmarkets.com. Type “PREX” in the “Enter Symbol/Company Name” section, and click “Get Quote” to obtain the latest quote.

How can I purchase or sell CVOs?
You will need to contact a broker to purchase or sell CVOs.
What is the tax basis in the CVOs?
For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange, your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.
Who is the Securities Registrar and Transfer Agent for the CVOs?
American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Call toll-free: 877.711.4092